UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
SCHEDULE 14A	Estimated average burden hours per response... 14

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

FactSet Research Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

SEC 1913 (04-05) Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

November 14, 2005

Dear Stockholder:

You are cordially invited to attend the Fiscal 2005 Annual Meeting of Stockholders of FactSet Research Systems Inc., which will be held at our corporate headquarters at 601 Merritt 7, Norwalk, CT 06851 on Tuesday, December 20, 2005, at 2:00 p.m. Eastern Standard Time. I look forward to greeting you at the meeting.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, I urge you to return promptly the enclosed proxy in the accompanying postage-paid envelope, vote using the Internet at http://www.proxyvoting.com/fds or vote by telephone by calling 1-866-540-5760.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support and loyalty.

Sincerely,
Philip A. Hadley
Chairman of the Board and Chief Executive Officer

FACTSET RESEARCH SYSTEMS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 20, 2005
2:00 p.m. Eastern Standard Time

To Our Stockholders:

The Annual Meeting of Stockholders of FactSet Research Systems Inc. (“FactSet” or the “Company”), a Delaware corporation will be held at FactSet’s corporate headquarters at 601 Merritt 7, Norwalk, CT 06851, on Tuesday, December 20, 2005, at 2:00 p.m. Eastern Standard Time for the following purposes:

1.	To elect two members of the Board of Directors for three-year terms.

2.	To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2006.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record at the close of business on October 24, 2005 are entitled to notice of, and to vote at, this meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Rachel R. Stern
Vice President, General Counsel
and Secretary
Norwalk, Connecticut
November 14, 2005

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience by returning the enclosed proxy card, voting by telephone at 1-866-540-5760 or by using the Internet at http://www.proxyvoting.com/fds. Internet and telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Standard Time, on December 19, 2005. Promptly using the Internet or telephone to vote or returning the enclosed proxy card will save us incremental expenses associated with additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed. Voting using the Internet or sending in your proxy will not prevent you from voting your shares in person by ballot at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

FACTSET RESEARCH SYSTEMS INC.
601 Merritt 7
Norwalk, Connecticut 06851

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS
To Be Held December 20, 2005

The Board of Directors of FactSet Research Systems Inc. (the “Company” or “FactSet”) delivers this Proxy Statement, form of proxy and voting instructions, which is first being mailed to FactSet’s stockholders on November 14, 2005, in connection with the solicitation of proxies and which will be voted at the Annual Meeting of Stockholders of FactSet (the “Meeting”). The Meeting will be held at 2:00 p.m. Eastern Standard Time on Tuesday, December 20, 2005, at 601 Merritt 7 Norwalk, CT 06851, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Your vote is important. Stockholders of record may vote their proxies by Internet, telephone or mail. Stockholders who execute proxies may revoke them at any time before they are exercised by written notice to the Secretary of the Company at or prior to the Meeting by timely delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. The cost of the solicitation of proxies will be borne by FactSet.

The only outstanding voting security of FactSet is its Common Stock, $0.01 par value per share (the “Common Stock”). Stockholders of record at the close of business on October 24, 2005 will be entitled to vote at the Meeting on the basis of one vote for each share of Common Stock held. On October 24, 2005, there were 48,373,054 shares of Common Stock outstanding.

I.  Director and Executive Officer Information

Information Regarding the Board of Directors, Related Committees and Executive Officers

The Board of Directors (the “Board”) and related Committees of the Company are served by:

Scott A. Billeadeau, Director. Mr. Billeadeau, age 44, joined Fifth Third Asset Management (“Fifth Third”) in March of 2003 with the combination of Paladin Investment Associates, LLC (“Paladin”) with Fifth Third. He is the Director of small-cap and mid-cap growth strategies and is responsible for managing nearly $1 billion in assets. Prior to joining Fifth Third, he was a Principal, Founder and Senior Portfolio Manager with Paladin. Paladin was founded via a management buyout of Investment Advisors, Inc. in 2000. Prior to co-founding Paladin, Mr. Billeadeau spent eight years managing over $2 billion in small-cap and mid-cap assets for Bank of America and Nations Bank. Mr. Billeadeau began his career in 1985 with American Express Financial Advisers, previously IDS Financial Services, Inc., where he was a quantitative analyst. Mr. Billeadeau received a B.A. in Economics from Princeton University and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute. Mr. Billeadeau is the Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee and has served on the Board since January 2001. He was also the Lead Independent Director and a member of the Compensation Committee until September 19, 2005. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2006.

Michael F. DiChristina, President, Chief Operating Officer and Director. Mr. DiChristina, age 43, joined FactSet in 1986 as a Software Engineer and held the position of Director of Software Engineering from 1990 to 1999. Prior to joining FactSet, Mr. DiChristina was a Software Engineer at Morgan Stanley & Co. Mr. DiChristina received a B.S. in Electrical Engineering from Massachusetts Institute of Technology. Mr. DiChristina has served on the Board since March 2000. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2005. Mr. DiChristina is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2008.

Michael D. Frankenfield, Senior Vice President and Director of Investment Management Products & Services. Mr. Frankenfield, age 40, joined the Company in 1989 within the Consulting Services Group. From 1990 to 1994, Mr. Frankenfield held the position of Vice President, Sales with the Company. From 1995 to 2000 Mr. Frankenfield was Director of Investment Banking Sales with the Company. From 2000 until 2005, Mr. Frankenfield was Director of Sales and Marketing

with FactSet. During September 2005, Mr. Frankenfield was named to his current position of Director of Investment Management Products & Services. Mr. Frankenfield received a B.A. in Economics and International Relations from the University of Pennsylvania and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Philip A. Hadley, Chairman of the Board of Directors, Chief Executive Officer and Director. Mr. Hadley, age 43, was named Chairman and Chief Executive Officer of FactSet on September 5, 2000. Mr. Hadley joined FactSet in 1985 as a Consultant. From 1986 to 1989, Mr. Hadley was our Vice President, Sales. From 1989 to 2000, Mr. Hadley was Senior Vice President and Director of Sales and Marketing with FactSet. Prior to joining the Company, Mr. Hadley was employed by Cargill Corporation. Mr. Hadley received a B.B.A. in Accounting from the University of Iowa and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute. Mr. Hadley has served on the Board since September 2000. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2006.

Joseph E. Laird, Jr., Director. Mr. Laird, age 60, serves as Chairman and Chief Executive Officer of Laird Squared LLC, an investment banking company that he formed in January 1999, exclusively to serve the database information services industry. From 1989 to 1999, Mr. Laird was a Managing Director of Veronis, Suhler & Associates, a leading specialty merchant bank that serves the media and information industries. From 1982 to 1989, he was an institutional equity salesman and a senior securities analyst of database information services for Hambrecht & Quist. From 1975 to 1982, Mr. Laird was an institutional equity salesman and investment strategist for PaineWebber Mitchell Hutchins. Mr. Laird is also a director of The Advisory Board Company, which specializes in best practices research and analysis related to the management of companies in the health care industry. Mr. Laird is the Chairman of the Compensation Committee, a member of the Audit Committee and has served on the Board since 1993. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2007.

James J. McGonigle, Director. Mr. McGonigle, age 42, serves as a director and Chairman of the Board of The Corporate Executive Board Company, which specializes in providing to corporations best practices research and analysis focusing on corporate strategy, operations and general management issues. Mr. McGonigle has served as Chairman of the Board of The Corporate Executive Board Company since March 2001. From 1998 to March 2001, Mr. McGonigle served as the Chief Executive Officer and a director of The Corporate Executive Board Company. From 1995 to 1998, Mr. McGonigle served as the General Manager of the corporate division of The Advisory Board Company. Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company from 1990 to 1995. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University and a J.D. from Harvard Law School. Mr. McGonigle has served on the Board since May 2002 and is the Chairman of the Nominating and Corporate Governance Committee and is a member of the Compensation Committee. On September 19, 2005, Mr. McGonigle was named the Lead Independent Director. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2007.

Walter F. Siebecker, Director. Mr. Siebecker, age 64, serves as President of Burgess Consulting LLC. Mr. Siebecker was a managing director of the Depository Trust and Clearing Corporation (“DTC”). He joined the National Securities Clearing Corporation (“NSCC”), a subsidiary of DTC, in 1996 as a Managing Director in charge of the organization’s Annuity Processing Service. Mr. Siebecker’s background is in retail and institutional investment services in the domestic and global markets. Prior to joining NSCC, Mr. Siebecker was a consultant to the Trading Services Division at Lehman Brothers and spent 16 years at Salomon Smith Barney Inc., where he was responsible for the Operations Division as Executive Vice President and Chief Operations Officer. Mr. Siebecker is a member of the Audit Committee and the Nominating and Corporate Governance Committee and has served on the Board since November 1997. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2005. Mr. Siebecker is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2008.

Charles J. Snyder, Vice Chairman of the Board of Directors and Director. Mr. Snyder, age 63, a co-founder of FactSet in 1978, retired as President and Chief Technology Officer of the Company on August 31, 1999. At that time he became Vice Chairman of the Board and agreed to continue as a consultant to FactSet’s engineering and technology groups. In conjunction with FactSet’s announcement of Howard Wille’s retirement as Chief Executive Officer of FactSet effective May 22, 2000, Mr. Snyder was named our interim Chief Executive Officer. Mr. Snyder acted as interim Chief Executive Officer of FactSet until September 5, 2000, at which time Philip A. Hadley was named Chairman and Chief Executive Officer. From 1964 to 1977, Mr. Snyder worked for Faulkner, Dawkins & Sullivan, Inc., eventually becoming Director of Computer Research, a position he retained with Shearson Hayden Stone, Inc. after its acquisition of Faulkner, Dawkins & Sullivan, Inc. in 1977. Mr. Snyder has been a Director of FactSet since its formation in 1978. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2007.

Townsend Thomas, Senior Vice President and Chief Content Officer. Mr. Thomas, age 42, joined the Company in 1985 as a Software Engineer and held the position of Director of Systems Engineering from 1990 to 1999. From 1999 until 2005, until he assumed his current role, Mr. Thomas was the Chief Technology Officer. Mr. Thomas received a B.S. in Electrical Engineering from Massachusetts Institute of Technology.

Peter G. Walsh, Senior Vice President, Chief Financial Officer and Treasurer. Mr. Walsh, age 40, joined the Company in 1996 as Vice President, Planning and Control within the Company’s Finance group. Mr. Walsh held the position of Vice President, Director of Finance from 1999 until 2001. From late 2001 to February 28, 2005, Mr. Walsh occupied the position of Vice President Regional Sales Manager of the U.S. Southeast Region. On March 1, 2005 he assumed the position of Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining FactSet, Mr. Walsh held several positions at Arthur Anderson & Co. Mr. Walsh received a B.S. in Accounting from Fairfield University. He is a CPA licensed in the state of New York, has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Information Regarding the Board of Directors and Its Committees

The Company’s Board of Directors met seven times during fiscal 2005, of which four were regularly scheduled meetings. The Board of Directors has three standing Committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. All directors, with the exception of Mr. McGonigle and the late Mr. Wille, attended 75% or more of the meetings of the full Board; Mr. McGonigle attended all regularly scheduled meetings. All directors who served on committees of the Board attended 75% or more of the meetings of the committees on which they served during fiscal 2005.

On September 6, 2005, Howard E. Wille, one of the founders of FactSet and a member of the Board of Directors, passed away. Mr. Wille, 77, a board member since the Company’s founding in 1978, served as Chief Executive Officer until May 22, 2000. Mr. Wille continued to serve as Chairman of the Board until August 31, 2000. On August 1, 2005, John “Jack” Mickle, a member of the Board of Directors passed away. Mr. Mickle, 77, was a board member since November 1997 and he served as Chairman of FactSet’s Audit Committee and as a member of FactSet’s Nominating and Corporate Governance Committee. On September 19, 2005, FactSet’s Board of Directors voted to reduce the number of directors from nine to seven on the Company’s Board as well as to alter the composition of the Committees of the Board of Directors as described in more detail below.

Compensation Committee: The Compensation Committee has two members, Messrs. Laird (Chairman) and McGonigle. The Compensation Committee met five times during fiscal 2005. The primary responsibilities of the Compensation Committee are to (a) review and approve the compensation policies for the Chief Executive Officer and other key executive officers of the Company, (b) oversee the Company’s administration of its equity-based compensation policies, (c) approve grants of stock options to officers and employees of the Company under its stock option plans, and (d) establish annual performance goals for the Company’s principal executive officers and assess the quality of the performance of those executive officers. Until September 19, 2005, Mr. Billeadeau was also a member of the Compensation Committee.

Audit Committee: The Audit Committee has three members: Messrs. Billeadeau (Chairman), Laird and Siebecker. The Board has determined that all members of the Audit Committee are independent under the standards of the New York Stock Exchange. The Audit Committee met eight times during fiscal 2005. The Board of Directors has determined that Mr. Billeadeau is an independent director and qualifies as the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). On September 19, 2005, Mr. Billeadeau was named Chairman of the Audit Committee and Mr. Laird became a member of the Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight review of FactSet’s external financial reporting processes. Its primary responsibilities include: meeting with financial management and the independent auditors to review our system of internal controls; assessing the quality of FactSet’s accounting principles and financial reporting; reviewing the external audit process as conducted by FactSet’s independent auditors; reviewing the financial information provided to shareholders and other external parties; and preparing the report of the Audit Committee included in the definitive proxy statement on a yearly basis.

Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee has three members: Messrs. McGonigle (Chairman), Siebecker and Billeadeau. The Nominating and Corporate Governance Committee met once during fiscal 2005 and all members of the Committee attended. Its duties include reviewing the qualifications of candidates for nomination as Directors, making recommendations to the Board regarding prospective nominees to the Board, making recommendations to the Board regarding corporate governance issues and, as appropriate, assisting in succession planning for senior management of FactSet. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written communications to FactSet’s Secretary.

Director Compensation. Philip A. Hadley and Michael F. DiChristina, as officers of FactSet during fiscal 2005, received no compensation for serving on the Board of Directors. On December 20, 2004, the Compensation Committee established a new compensation policy for non-employee Directors whereby each such Director receives an annual retainer of $25,000 in addition to 4,500 non-qualified stock options as of the first business day following the annual meeting for his service on the Board. The exercise price of each non-qualified stock option is the closing price of FactSet’s common shares on the date of grant. The previous compensation policy for Directors established that each non-employee Director received a $20,000 annual retainer in addition to 3,000 stock options as of the first business day following the annual meeting for his service on the Board. Under the new policy, each Audit Committee member receives an additional $2,500 per year for his service. Each Committee chairman receives $2,500 per annum for his service as Committee chairman. Each Director who is not an employee, upon election as a non-employee Director, received a one-time grant of options to purchase 10,000 shares of FactSet common stock. In accordance with the revised non-employee Director compensation policy enacted on December 20, 2004, new Directors will receive options to purchase up to 25,000 shares of FactSet common stock, to be determined by the Compensation Committee at the time of nomination. Non-qualified stock options granted to Directors vest ratably at 20% per year over five years upon the anniversary date of each grant and expire ten years from the date the options were granted. Each non-employee Director is entitled to one FactSet password at no charge. The password provides access to the FactSet system to allow Directors to use FactSet’s suite of products and services.

Corporate Governance

FactSet’s Board has adopted corporate governance guidelines which help govern the Company. You can access these corporate governance guidelines, along with other materials such as our Board Committee charters at the Corporate Governance Highlights page of the Investor section of our website at www.factset.com or request a free copy by contacting Investor Relations at FactSet Research Systems Inc., 601 Merritt 7, Norwalk, CT 06851. Directors are expected to attend regularly and participate in meetings of the Board and of committees on which the Director serves. The Company does not have a policy with regard to Directors’ attendance at annual shareholder meetings; no non-employee Directors other than Mr. Billleadeau attended the annual meeting for fiscal year 2004.

Director Independence

On June 16, 2003, the Company’s Board of Directors reviewed the independence of its Directors under the applicable standards of the New York Stock Exchange. The Board of Directors determined that each of Messrs. Billeadeau, Laird, McGonigle, and Siebecker is independent under those standards. The independent Directors constitute a majority of the directors of the Company. Mr. McGonigle serves as the Lead Independent Director as the chairman of the Nominating and Corporate Governance Committee. The independent Directors and the non-management Directors, respectively, meet at least four times annually after the end of each scheduled quarterly meeting of the Board of Directors.

Director Nominations

The Company has a standing Nominating and Corporate Governance Committee. A copy of the charter of the Nominating and Corporate Governance Committee may be found on the Company’s website at www.factset.com on the Corporate Governance Highlights page of the Investor section. The members of the Nominating and Corporate Governance Committee are independent under the applicable standards of the New York Stock Exchange.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders in written communications to FactSet’s Secretary prior to August 1 for the ensuing election. Any such communication must follow the guidelines set forth in the FactSet Research Systems Inc. Director Nominee Selection Policy, a copy of which may be found on the Corporate Governance Highlights page of the Investor section of the Company’s website. The Nominating and Corporate Governance Committee will consider any nominee recommended by a stockholder in accordance with its policy under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee will select nominees for directors pursuant to the following process:

•	the identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from directors and senior management, recommendations by shareholders and potentially a director search firm;

•	a review of each candidate’s qualifications by the Nominating and Corporate Governance Committee to determine which candidates best meet the Board’s required and desired criteria;

•	interviews of an interested candidate by the Chairman of the Nominating and Corporate Governance Committee, at least

•	one other committee member and the Chief Executive Officer;

•	a report to the Board by the Nominating and Corporate Governance Committee on the selection process;

•	the recommendation of a nominee to the Board; and

•	the formal nomination by the Board for inclusion in the slate of directors for the annual meeting of shareholders or appointment by the Board to fill a vacancy between shareholder meetings.

The Nominating and Corporate Governance Committee requires: (i) the candidate’s full name, address, email and phone number; (ii) a statement by the candidate that he or she wishes to be nominated and is willing and able to serve as a director; (iii) a statement of the good faith belief by the proposing shareholder that the candidate meets the Corporation’s criteria, and (iv) such other written documentation as the Committee may request to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in the FactSet Bylaws, Corporate Governance Guidelines and the FactSet Research Systems Inc. Director Nominee Selection Policy, available on the Company’s website. The Company has never paid a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. FactSet has not rejected the candidacy of any nominees recommended by a stockholder that owned more than 5% of the Company’s common stock held for at least one year prior to the date the recommendation was made.

Contacting the Board

Stockholders and other interested parties may contact the Board or the Lead Independent Director by sending their concerns to: Board of Directors, c/o Corporate Secretary, FactSet Research Systems Inc., 601 Merritt 7, Norwalk, CT 06851; facsimile number: (203) 810-1001; email address: board@factset.com. The Corporate Secretary will review all communications and forward them to the Chairman of the Board or the Lead Independent Director. The Corporate Secretary may, however, filter out communications that do not relate to our business activities, operations or our public disclosures, but will maintain a record of these communications and make them available to the Chairman of the Board or the Lead Independent Director (solicitations will not be recorded or forwarded). Any communications received by the Chairman or Lead Independent Director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee to address these matters.

Code of Business Conduct

The Company has adopted a Code of Business Conduct and Ethics that applies to all the Company’s employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.factset.com on the Corporate Governance Highlights page of the Investor section. You may also request a copy of the Code of Business Conduct and Ethics by writing or calling us at Investor Relations, FactSet Research Systems Inc., 601 Merritt 7, Norwalk, CT 06851. Any amendment to the Code of Business Conduct and Ethics (other than technical, administrative or non-substantive amendments), or any waiver of a provision of the Code that applies to a member of our Board or one of our executive officers will be promptly disclosed on the Corporate Governance Highlights page of the Investor section of our website.

AUDIT COMMITTEE REPORT

The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of our financial reporting and accounting systems and controls. The Board has reviewed the New York Stock Exchange (“NYSE”) listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Audit Committee has a direct line of communication with PricewaterhouseCoopers LLP, FactSet’s independent public auditors.

The responsibilities of the Audit Committee are set forth in its Charter. In fulfilling its responsibility, the Audit Committee discusses with our independent public auditors the overall scope and specific plans for their audit. The Audit Committee has reviewed FactSet’s audited financial statements for fiscal 2005 with management and with PricewaterhouseCoopers LLP. Such review included discussions concerning the quality of accounting principles as applied and significant judgments affecting our financial statements. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP matters such as the quality and acceptability of FactSet’s accounting principles as applied in its financial reporting, as required by Statement on

Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received from PricewaterhouseCoopers LLP written disclosures concerning such auditors’ independence from FactSet and has discussed with PricewaterhouseCoopers LLP its independence, as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee recommends to the Board of Directors the selection of the independent public auditors.

In reliance on the reviews and discussions conducted with management and the independent public auditors, the Audit Committee has recommended to the Board that the audited financial statements for fiscal year ended August 31, 2005 be included in our 2005 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Scott A. Billeadeau, Chairman            Joseph E. Laird, Jr.            Walter F. Siebecker

Independent Auditors

PricewaterhouseCoopers LLP was the independent auditing firm of FactSet’s financial statements for fiscal 2005. Representatives of PricewaterhouseCoopers LLP will be at the Meeting to respond to appropriate questions and make a statement should they desire to do so. In addition to performing the audit services for fiscal 2005, we also retained PricewaterhouseCoopers LLP to perform other audit-related and non-audit related services during the year. The aggregate fees billed by PricewaterhouseCoopers LLP in connection with audit and non-audit services rendered for fiscal 2005 were as follows:

AUDIT AND NON-AUDIT FEES

The following table sets forth fees for services PricewaterhouseCoopers LLP provided during fiscal years 2005 and 2004:

	2005	2004
Audit fees (1)	$450,000	$160,000
Audit-related fees (2)	84,904	22,000
Tax fees (3)	8,295	103,399
All other fees (4)	137,970	69,000
Total	$681,169	$354,399

(1)	Represents fees for professional services rendered in connection with the audit of our annual financial statements and reviews of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(2)	Represents fees for assurance services related to the audit of our annual financial statements and for professional services related to the audits of our employee benefit plans.

(3)	Represents fees for tax services provided in connection with our expatriate tax program.

(4)	All other fees represent fees for services provided to FactSet which are otherwise not included in the categories above. These fees primarily relate to implementing an automated process to calculate and monitor our multi-jurisdictional sales tax liabilities. This project was pre-approved by our Audit Committee during fiscal 2002.

The Audit Committee has determined that the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be rendered by PricewaterhouseCoopers LLP. During 2005, all professional services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with this policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our Directors and Executive Officers to file reports of holdings and transactions in FactSet stock with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (“NYSE”). Based on our records and other information, we believe that for fiscal 2005, all reports for our Executive Officers, Directors and beneficial owners of more than 10% of FactSet’s Common Stock that were required to be filed pursuant to Section 16 of the Exchange Act were timely filed, except the inadvertent late filing of a Form 4 on February 17, 2005 on behalf of Mr. Laird, who had sold shares of our common stock on January 19, 2005.

Information Regarding Beneficial Ownership of Principal Shareholders, Directors and Management

The following table sets forth, as of October 24, 2005, certain information regarding the beneficial ownership of the Company’s Common Stock by (1) each person whom we know beneficially owns more than 5% of the outstanding shares of the Common Stock, (2) each Director and the named Executive Officers of the Company, and (3) all Directors and Executive Officers of the Company as a group.

Name	Beneficial Ownership of Common Stock at October 24, 2005	Percentage of Common Stock (2)
Philip A. Hadley (1)(3)	1,239,826	2.50%
Charles J. Snyder (1)(4)	5,241,111	10.59
Michael F. DiChristina (1)(5)	397,427	0.80
Michael D. Frankenfield (1)(6)	226,231	**
Townsend Thomas (1)(7)	578,556	1.17
Peter G. Walsh (1)(8)	54,279	**
Ernest S. Wong (1)(9)	236,096	**
James J. McGonigle (1)(10)	12,600	**
Scott A. Billeadeau (1)(11)	18,300	**
Joseph E. Laird, Jr. (1)(12)	38,400	**
Walter F. Siebecker (1)(13)	90,915	**
Estate of Howard E. Wille (14)	3,623,444	7.32
Waddell & Reed Financial, Inc. (15)	3,354,811	6.78
T. Rowe Price Associates, Inc. (16)	2,845,774	5.75
Wasatch Advisors, Inc. (17)	2,526,527	5.10
FactSet Research Systems Inc. Employee Stock Ownership Plan (1)(18)	388,358	0.78
All Directors and Executive Officers as a group (11 persons) (19)	8,133,741	16.43

(1)	The address for each of these beneficial owners is FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851.

(2)	For each individual or group identified in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by that person or group as indicated above by the sum of the 48,373,054 shares of Common Stock outstanding at October 24, 2005, and the number of shares of Common Stock that such person or group had the right to purchase on or within 60 days of October 24, 2005, including, but not limited to, upon exercise of the stock options.

(3)	Includes outstanding options to purchase 279,245 shares, which were exercisable on or within 60 days of October 24, 2005.

(4)	Includes outstanding options to purchase 9,900 shares, which were exercisable on or within 60 days of October 24, 2005.

(5)	Includes outstanding options to purchase 246,448 shares, which were exercisable on or within 60 days of October 24, 2005.

(6)	Includes outstanding options to purchase 123,222 shares, which were exercisable on or within 60 days of October 24, 2005. Kelly Frankenfield, Mr. Frankenfield’s spouse, owns 358 shares of FactSet Common Stock. Mr. Frankenfield disclaims beneficial ownership of such shares.

(7)	Includes outstanding options to purchase 146,563 shares, which were exercisable on or within 60 days of October 24, 2005.

(8)	Includes outstanding options to purchase 49,208 shares, which were exercisable on or within 60 days of October 24, 2005.

(9)	Includes outstanding options to purchase 131,606 shares, which were exercisable on or within 60 days of October 24, 2005.

(10)	Includes outstanding options to purchase 9,600 shares, which were exercisable on or within 60 days of October 24, 2005.

(11)	Includes outstanding options to purchase 18,300 shares, which were exercisable on or within 60 days of October 24, 2005.

(12)	Includes outstanding options to purchase 38,400 shares, which were exercisable on or within 60 days of October 24, 2005.

(13)	Includes outstanding options to purchase 69,900 shares, which were exercisable on or within 60 days of October 24, 2005.

(14)	Includes outstanding options to purchase 22,500 shares, which were exercisable on or within 60 days of October 24, 2005. The address for the Estate of Howard E. Wille is c/o Nancy E. Blair, Esq., Blair & Totts, P.O. Box 1214, Stamford, CT 06904-1214.

(15)	Number of shares beneficially owned by Waddell & Reed Financial, Inc., at June 30, 2005, as indicated by Form 13-F Holdings Report File Number 28-7592 filed with the Securities and Exchange Commission on August 12, 2005. The address for Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, Overland Park, KS 66202.

(16)	Number of shares beneficially owned by T. Rowe Price Associates, Inc., at June 30, 2005, as indicated by Form 13-F Holdings Report File Number 28-115 filed with the Securities and Exchange Commission on August 15, 2005. The address for T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

(17)	Number of shares beneficially owned by Wasatch Advisors, Inc., at June 30, 2005, as indicated by Form 13-F filed with the Securities and Exchange Commission on August 15, 2005. The address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(18)	Shares reported for the ESOP exclude ESOP shares owned by Messrs. Hadley (327,370), Walsh (5,071) and Wong (5,570). Such shares are included in the number of Common shares beneficially owned by each named Executive Officer.

(19)	Includes options to purchase 1,144,892 shares, which were exercisable on or within 60 days of October 24, 2005.

**	Percentage of Common Stock is less than 0.5%.

Information Regarding Named Executive Officer Compensation

Cash Compensation. The following table summarizes the compensation earned by FactSet’s named Executive Officers for the latest three fiscal years ended August 31, 2005.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards	Payouts
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation ($)(1)	Securities Underlying Options/SARs (#)(2)	LTIP Payouts ($)(3)	All Other Compensation ($)(4)
Philip A. Hadley	2005	250,000	500,000	6,150	35,000	—	6,538
Chairman and	2004	250,000	450,000	7,350	60,000	—	9,315
Chief Operating Officer	2003	250,000	400,000	8,268	30,000	—	11,400

Michael F. DiChristina	2005	250,000	500,000	13,032	35,000	—	6,538
President and	2004	250,000	450,000	4,100	60,000	—	9,315
Chief Operating Officer	2003	250,000	400,000	4,850	30,000	—	11,400

Michael D. Frankenfield	2005	225,000	325,000	5,438	25,000	—	5,885
Senior Vice President	2004	225,000	300,000	2,063	45,000	—	9,315
and Director of	2003	225,000	265,000	7,800	22,500	—	11,400
Investment
Management Products
& Services

Townsend Thomas	2005	175,000	150,000	1,088	20,000	—	4,577
Senior Vice President and	2004	175,000	120,000	3,733	15,000	—	9,315
Chief Content Officer	2003	126,923	130,000	1,587	11,250	—	11,400

Peter G. Walsh (5)	2005	208,846	285,000	—	70,000	—	5,700
Senior Vice President,	2004	N/A	N/A	N/A	N/A	N/A	N/A
Chief Financial	2003	N/A	N/A	N/A	N/A	N/A	N/A
Officer and Treasurer

Ernest S. Wong (3)	2005	112,500	—	5,612	—	252,000	8,400
Former Senior Vice	2004	225,000	175,000	6,888	15,000	—	9,315
President, Chief	2003	225,000	200,000	7,875	11,250	—	11,400
Financial Officer,
Treasurer and Secretary

(1)	Fiscal 2005 amounts include $6,150; $13,032; $5,438; $1,088; and $5,612, respectively, for personal use of Company automobiles by Messrs. Hadley, DiChristina, Frankenfield, Thomas and Wong. Fiscal 2004 amounts include $7,350; $4,100; $2,063; $3,733; and $6,888, respectively, for personal use of Company automobiles by Messrs. Hadley, DiChristina, Frankenfield, Thomas and Wong. Fiscal 2003 amounts include $8,268; $4,850; $7,800; $1,587; and $7,875, respectively, for personal use of Company automobiles by Messrs. Hadley, DiChristina, Frankenfield, Thomas and Wong.

(2)	Option grants made to Named Executive Officers for all years presented give retroactive effect to the 3-for-2 stock split that occurred on February 4, 2005.

(3)	On March 1, 2005, Ernest S. Wong stepped down from his position as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of FactSet. On that same date, FactSet entered into a resignation, separation of employment and general release agreement with Mr. Wong, pursuant to which Mr. Wong will continue to be an employee of the Company until December 30, 2005. During that period he will, pursuant to the agreement, provide advisory and consultative services to the finance department. Under the terms of the agreement, Mr. Wong will receive: (i) a payment of $112,500 on or before March 4, 2005; (ii) periodic payments totaling approximately $134,000 on or before December 30, 2005; and (iii) approximately $5,500 on December 30, 2005. In addition, the agreement provides for a release of claims by Mr. Wong and the Company and other terms and conditions customary for agreements of this nature.

(4)	Fiscal 2005 amounts represent matching contributions made by FactSet on behalf of each named Executive Officer to FactSet’s 401(k) plan. Fiscal year 2004 and 2003 amounts of $9,315 and $11,400, respectively, represent annual employer contributions to the named Executive Officers’ ESOP accounts. During fiscal 2005, the Company terminated its ESOP plan and implemented an employer-funded matching component to its existing 401(k) retirement plan whereby FactSet matches up to 4% of employees’ bi-weekly earnings, capped at the IRS annual maximum.

(5)	On March 1, 2005, Peter G. Walsh was appointed Senior Vice President, Chief Financial Officer and Treasurer of FactSet.

Compensation Pursuant to Stock Options

Stock Option Grants in the Last Fiscal Year. During fiscal 2005, Messrs. Hadley, DiChristina, Thomas, Frankenfield and Walsh were granted stock options to purchase 35,000, 35,000, 20,000, 25,000 and 70,000 shares of FactSet’s Common Stock, respectively. The options expire ten years from the date of grant and vest over a five-year period at a rate of 20% per year beginning one year after the grant date. The option exercise price was the fair value of FactSet’s stock on the grant date. No other stock option grants were made to the named Executive Officers in fiscal 2005.

Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal 2005 (%)	Exercise or Base Price ($/sh)	Expiration Date	Grant Date (1) Fair Value ($)
Philip A. Hadley	35,000	2.6	$29.00	4/20/2015	$289,800
Michael F. DiChristina	35,000	2.6	$29.00	4/20/2015	289,000
Michael D. Frankenfield	25,000	1.9	$29.00	4/20/2015	207,000
Townsend Thomas	20,000	1.5	$29.00	4/20/2015	165,600
Peter G. Walsh	70,000	5.2	$29.00	4/20/2015	579,600
Ernest S. Wong	—	—	—	—	—

(1)	The fair value of the option grant is estimated using a binomial option-pricing model. Assumptions utilized in the model were term structure of risk-free rates of return ranging form 2.78% to 4.21%, term structure of volatility ranging from 26%–47% 49.81% and a dividend yield of 0.70%. Expected life, an output in a binomial option-pricing model, is 3.73 years.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Stock Option Values

The following table provides information on stock option exercises in fiscal 2005 by the named Executive Officers and the value of such officers’ unexercised stock options at August 31, 2005.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($)(2)
Name	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Philip A. Hadley	—	—	273,214	98,534	$4,159,015	$1,055,752
M. DiChristina	40,923	944,960	238,861	98,504	3,660,923	1,052,516
M. Frankenfield	29,025	807,312	117,074	74,386	1,990,614	813,646
Townsend Thomas	—	—	143,086	41,913	2,717,949	435,748
Peter G. Walsh	4,800	162,300	46,124	98,875	669,992	792,783
Ernest S. Wong	51,310	1,320,070	128,131	21,911	2,684,050	315,724

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

(2)	Based upon the market price of $35.00 per share, which was the closing selling price per share of Common Stock on the New York Stock Exchange on the last day of FactSet’s 2005 fiscal year, less the option exercise price payable per share.

Report on Executive Compensation

The Compensation Committee (the “Committee”) is responsible for administering FactSet’s executive compensation policies and practices. The Committee is composed solely of outside directors and reports regularly to the Board. Outside directors are not eligible to participate in any of the plans or programs it administers. In fiscal 2005, the Committee reviewed cash compensation for the Chairman and the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the Chief Technology Officer, the Director of Sales and Marketing and the Director of Product Development. The Committee also reviews and approves the aggregate number of options granted to employees to purchase Common Stock of

FactSet. The Committee also reviews the size of grants made to each senior executive team member noted above and to specific employee performance peer groups.

Compensation for the named Executive Officers and other key management positions is designed to:

1.	Attract, retain and motivate key personnel.

2.	Be competitive with compensation offered for similar positions by other companies in the technology and financial services industries.

3.	Tie a meaningful portion of compensation to our operating and financial performance through annual bonuses.

4.	Link the financial interests of key employees and FactSet’s stockholders via stock-based incentives.

Overall, we aim to deliver compensation contingent on achievement of superior levels of Company and individual performance. Compensation is delivered through three major components, as described below:

Base Salary.  Base salaries have been established according to the experience and qualifications of the individual executives. Generally, base salaries are intended to be sufficiently competitive to attract and retain key employees, although they are secondary to a view of total cash compensation.

Annual Bonus.  Annual bonuses have been determined on a discretionary basis considering a number of factors including FactSet’s profitability, revenue growth, achievement of strategic and department goals, individual performance and competitive market practices. In the normal course of business, the Committee determines the bonuses for the named Executive Officers based on our operational and financial performance.

Stock Based Incentives.  Stock options have been intended to align incentives with long-term stock performance and act as a motivational and retention tool. Stock option grants were made in fiscal 2005 to selected key employees based on individual contribution and potential.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named Executive Officers. As such, compensation paid in fiscal 2005 by FactSet is fully tax-deductible. The tax deductibility of compensation for the named Executive Officers will be preserved as long as such actions are consistent with the Committee’s compensation policies and objectives and are in the best interests of the Company and its stockholders.

The Committee believes that the fiscal 2005 compensation of the named Executive Officers was aligned with FactSet’s performance and returns to shareholders and provided a balanced mix between base pay and incentive compensation.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Joseph E. Laird, Jr., Chairman            James J. McGonigle

Employment Agreements

On March 1, 2005, FactSet entered into a resignation, separation of employment and general release agreement with Ernest S. Wong, pursuant to which Mr. Wong will continue to be an employee of the Company until December 30, 2005. During that period he will, pursuant to the agreement, provide advisory and consultative services to the finance department. Under the terms of the agreement, Mr. Wong will receive: (i) a payment of $112,500 on or before March 4, 2005; (ii) periodic payments totaling approximately $134,000 on or before December 30, 2005; and (iii) approximately $5,500 on December 30, 2005. In addition, the agreement provides for a release of claims by Mr. Wong and the Company and other terms and conditions customary for agreements of this nature.

On March 1, 2005, an oral agreement between the FactSet and Mr. Walsh became effective that amended an existing letter agreement with the Company dated September 20, 1999 (the “Letter Agreement”). Under the terms of the amendment, Mr. Walsh’s annual salary increased to $225,000, his bonus opportunity now ranges from $250,000 to $300,000 for fiscal 2005 and he is the fourth ranked officer of the Company. In addition, Mr. Walsh was granted options for FactSet common stock of approximately $2 million based on the market price of the stock at the date of the grant. Mr. Walsh’s option grant was issued at the time of regular option grants for fiscal year 2005, after approval by the Company’s board of directors. The amendment reaffirmed the Letter Agreement, which remains in effect and which is to be superseded by a written agreement only if all other officers of the Company ranked more highly than Mr. Walsh also enter into written employment agreements with the Company. The Letter Agreement grants to Mr. Walsh: (i) a payment equal to his compensation in the prior twelve months if his employment is terminated without cause; and (ii) a payment equal to twice his compensation in the prior twelve months and benefits for 24 months in the event of a change of control of the Company.

At the end of fiscal 2005, we did not have employment agreements with Messrs. Hadley, DiChristina, Frankenfield or Thomas.

Performance Graph. Comparison of cumulative total return among FactSet, the S&P 500 Index, and the NASDAQ Computer Index.

At August 31, 2005 the price per common share was $35.00. At fiscal year-end 2004, 2003, 2002, 2001 and 2000, the price per common share was $29.69, $32.37, $16.53, $16.90 and $22.79, respectively. All share prices give retroactive effect to the 3-for-2 stock split that occurred on February 4, 2005. The stock performance graph assumes an investment of $100 on August 31, 2000 in FactSet Common Stock and an investment of $100 at that time in both the S&P 500 Index and the NASDAQ Computer Index. This performance graph assumes reinvestment of dividends for FactSet Common Stock and the S&P 500 Index only.

Equity Compensation Plan Information

The following table provides certain information as of August 31, 2004 with respect to our equity compensation plans:

Thousands, except per share data At August 31, 2005	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,020	$21.32	7,981

Equity compensation plans not approved by security holders	—	—	—

Total	7,020	$21.32	7,981

II. Matters Requiring Shareholder Vote

1.  Election of Directors

Shareholders will elect two Directors at the Annual Meeting of Stockholders. Each Director will hold office for a term not exceeding three years or until a successor is elected and qualified. Your proxy will be voted in favor of the following persons to serve as directors, unless you indicate to the contrary on the proxy.

Management expects that the nominees will be available for election. However, if a nominee is not a candidate when the election occurs, your proxy will be voted to elect another nominee to be designated by the Nominating and Corporate Governance Committee of the Board to fill any vacancy. The Board requests that you vote for the following nominees to serve a three-year term expiring in concurrence with the Annual Meeting of Stockholders for fiscal year 2008:

Michael F. DiChristina Refer to page 1 for Mr. DiChristina’s biography and pages 4 and 7 through 10 for information about Mr. DiChristina’s stock ownership and compensation.

Walter F. Siebecker. Refer to page 2 for Mr. Siebecker’s biography and pages 4 and 7 through 10 for information about Mr. Siebecker’s stock ownership and compensation.

2.  Ratification of Independent Registered Public Accounting Firm

The Board requests that you ratify its selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for FactSet for the fiscal year ending August 31, 2006 subject to the execution of an engagement letter. If you do not ratify the selection of PricewaterhouseCoopers LLP, the Board will select another independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will have an opportunity to make a statement. They will also be available to respond to appropriate questions.

III.  Solicitation of Proxies

The Board solicits the proxy accompanying this Proxy Statement. Officers, directors and regular supervisory and executive employees of FactSet, none of whom will receive any additional compensation for their services, may solicit proxies. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. FactSet will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. FactSet will pay all of the costs of solicitation of proxies, estimated at approximately $35,000 for the printing and distribution of the proxies, which are mailed along with our annual report.

If you hold your shares through a bank, broker or other holder of record and share a single address and same last name with another stockholder, you may have received notice that only one Proxy Statement and Annual Report will be sent to your address unless you instructed the holder of record to the contrary. This practice, known as “householding”, reduces multiple mailings to your household and also reduces our printing and postage costs. However, if you wish to receive additional copies of our Proxy Statement or Annual Report, please contact our Investor Relations Department at 203-810-1000 or write to that department at our corporate headquarters address. If you hold your shares through a bank, broker or other holder of record, you can request householding by contacting the holder of record.

IV.  Vote Tabulation

Vote Required. Under the Delaware General Corporation Law, the election of FactSet’s Directors requires a plurality of the votes represented in person or by proxy at the Meeting and the ratification of the selection of independent public auditors requires that the votes in favor exceed the votes against. Mellon Investor Services will tabulate votes cast by proxy or in person at the Meeting.

Effect of an Abstention and Broker Non-Votes. If you abstain from voting on any or all proposals you will be included in the number of stockholders present at the Meeting for the purposes of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients’ proxies at their own discretion.

V.  Proposals of Stockholders

Proposals of stockholders intended to be presented at the fiscal year 2006 Annual Meeting of Stockholders must be received by us, attention of Ms. Rachel R. Stern, FactSet’s Secretary, at our principal executive offices, no later than August 1, 2006, to be included in our fiscal year 2006 Proxy Statement.

VI.  Other Matters

The Board does not intend to bring any other business before the Meeting and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. However, as to any other business, which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Rachel R. Stern
Vice President, General Counsel and Secretary
Norwalk, Connecticut, November 14, 2005

FACTSET RESEARCH SYSTEMS INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 20, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FACTSET RESEARCH SYSTEMS INC.

     You hereby appoint the Secretary of FactSet Research Systems Inc. with full power of substitution, as your attorneys and proxies to vote the shares of Common Stock of FactSet Research Systems Inc., which you are entitled to vote at the Annual Meeting of stockholders of the Company to be held at 601 Merritt 7, Norwalk, Connecticut 06851, on December 20, 2005, at 2:00 p.m. Eastern Standard Time and at any adjournments and postponements of the Annual Meeting, with all the power you would possess if personally present, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner you direct in this proxy. If you make no direction, this proxy will be voted FOR the election of the two nominees listed in proposal 1 and FOR proposal 2. You authorize the proxy holders, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE  ▲

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE TWO NOMINEES AND FOR PROPOSAL 2.
	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

		FOR	WITHHELD FOR ALL
1.	TO ELECT TWO (2) MEMBERS TO THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC.	☐	☐

Nominees:	01 Michael F. DiChristina 02 Walter F. Siebecker

Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	TO RATIFY THE APPOINTMENT OF THE ACCOUNTING FIRM OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2006.	☐	☐	☐

3.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/isd for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature ___________________________________	Signature ___________________________________	Date ____________________

Please sign exactly as your name appears on this card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer's title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership.

▲ FOLD AND DETACH HERE  ▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 p.m.
Eastern Standard Time on December 19, 2005.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/fds		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

FactSet Research Systems Inc.